Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS NET INCOME OF $4.0 MILLION, OR $0.09 PER DILUTED SHARE FOR THE FIRST QUARTER OF 2016

▪

Investment Activity – New funded credit investments totaled $300 million in the first quarter, down from $705 million last quarter and $609 million from the same quarter in the prior year due to an increase in credit selectivity and a slowdown in overall market activity.

▪

Divestiture – Sold NewStar Business Credit LLC (“NSBC”), the company’s asset-based lending subsidiary, for approximately 1.27x book value, or approximately $112 million in cash, net of debt repayment, fees and expenses.  The transaction generated a gain of approximately $22.5 million and net proceeds of more than $117 million, which included retention of excess cash and transaction proceeds.

▪

Asset Growth – Managed loans and credit investments decreased by $330 million to $6.6 billion, or 4.7%, from the prior quarter due primarily to the sale of the Company’s asset-based lending business, but increased $2.8 billion, or 75%, from the same period last year due to a combination of acquisition activity and organic growth.  Excluding the impact of the sale of the Company’s asset-based lending subsidiary, managed loans and credit investments increased by $14 million from the prior quarter as new investment activity was mostly offset by runoff.

▪

Revenue – Total revenue[1] increased by $14.0 million, or 51%, from the prior quarter to $41.7 million in the first quarter due primarily to the gain recognized on the sale of the Company’s asset-based lending business. The impact of the gain was partly offset by a $1.9 million increase in losses on a total return swap referencing a portfolio of loans and $1.1 million increase in losses recognized on loans-held-for-sale due to a decrease in market values.

▪

Net Interest Margin – The margin narrowed to 2.21% for the first quarter from 2.45% in the fourth quarter as an increase in the cost of funds outpaced increases in the portfolio yield due primarily to the issuance of additional higher cost subordinated notes and the impact of a full quarter of interest expense on senior notes issued in November 2015.

▪

Credit – Provision expense was elevated in the first quarter due primarily to a rapidly developing credit event that led to a $5.0 million charge-off and additional reserves established on two legacy loans in connection with restructuring strategies and related activity.  Net charge-offs in the first quarter were $7.3 million.

▪

Funding – Completed thirteenth loan securitization, issuing $256 million of CLO notes and repaid approximately $237 million of debt in connection with the sale of the asset-based lending business. Issued the final $25 million of subordinated notes under a previous commitment and added a $375 million warehouse credit facility to support the launch of a new managed fund.

Boston, May 4, 2016 – NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, commercial finance company, today announced financial results for its first quarter of 2016, reporting net income of $4.0 million, or $0.09 per diluted share. These results compare to net income of $4.2 million, or $0.09 per diluted share in the fourth quarter of 2015 and $2.5 million, or $0.05 per diluted share in the first quarter of 2015. Operating income before income taxes was $6.9 million for the first quarter of 2016 compared to $7.1 million for the fourth quarter and $4.3 million in the first quarter of 2015.

[1]	Total revenue is defined as the sum of net interest income and non-interest income

Tim Conway, NewStar’s Chairman and Chief Executive Officer commented on the Company’s performance: “With the sale of our asset-based lending subsidiary at the end of the quarter, we continued to transform the company from a bank-styled diversified commercial finance business into a more specialized middle market direct lender with a focus on managing assets for institutional investors.  The transaction generated an attractive financial return, while demonstrating the intrinsic value of our direct lending platforms.  It also added significantly to our liquidity position, enhancing our ability to pursue other strategic priorities.  The additional liquidity allows us the flexibility to re-invest in our higher margin core lending and asset management businesses, which I believe are better positioned to capitalize on favorable long-term market trends, including a reduction in banks’ leveraged lending activities and growing interest among institutional investors in middle market private debt.

Although our overall results were dominated by the financial gains from the sale of the asset-based lending business, our core operating performance was negatively impacted by a combination of broad market forces.  Investment activity was dampened by both weak loan demand and greater selectivity as market activity slowed amid a period of heightened volatility and we were somewhat more cautious.  Lower loan volume resulted in a decrease in capital markets fees and we took marks on loans held for sale due to broad based declines in asset values. I do not believe the elevated level of credit costs in the quarter were a signal of broader deterioration in the credit environment and remain comfortable with how the portfolio is positioned and performing.  Overall, I am pleased with our ability to manage through the volatility and headwinds we have seen for the past six months and I am encouraged by a significant improvement in market conditions in the second quarter that could provide some tailwind into the second half of 2016.”

Sale of Asset-based Lending Subsidiary, NewStar Business Credit LLC

▪

On March 31, 2016, the Company sold its asset-based lending subsidiary, NewStar Business Credit LLC (“NSBC”), to Sterling National Bank, a wholly-owned subsidiary of Sterling Bancorp, for 1.27x book value, or approximately $112 million in cash, net of debt repayment, fees and certain transaction expenses.

▪

NSBC provided flexible, working capital financing solutions to middle market companies nationwide.  Its loans were structured primarily as revolving lines of credit that allowed companies to borrow against estimated liquidation values of their working capital assets such as accounts receivable and inventory.

▪	The NSBC platform was acquired in late 2010 from American Capital and expanded significantly over the last five years.
▪	The transaction was structured as a sale of ownership interests in NSBC and generated net proceeds of more than $117 million, which included retention of excess cash and net proceeds from the sale.
▪	The sale generated a gain of approximately $22.5 million in the first quarter. Total transaction costs of $2.5 million were included in operating expenses.
▪

NSBC had gross loans of totaling approximately $331 million as of March 31, 2016 when it was sold.  It had a staff of 26 and a run-rate expense base of approximately $7.2 million.  It contributed approximately $3.7 million to net income in 2015.

Managed and Owned Investment Portfolios

▪

Total new funded credit investments were $300 million in the first quarter of 2016 compared to $705 million in the prior quarter and $609 million in the same quarter last year.  The decrease in investment activity reflected an overall slowdown in market activity and an increase in the Company’s selectivity due to heightened volatility across the credit markets and uncertainty about the future direction of the economy.

▪

Balance sheet runoff from scheduled amortization, prepayments and loan sales totaled approximately $170 million, or 4.5% of the loan balances at the beginning of the period, down sharply from $402 million, or 11.4% of balances in the prior quarter.  Runoff in the first quarter included $80 million of prepayments, $49 million of loan sales and $41 million of contractual amortization compared to prepayments of $311 million, loan sales of $45 million and amortization of $45 million in the prior quarter.

▪

Average yields on new loans and other credit investments in the first quarter were 7.4%, up from 6.8% in the prior quarter, reflecting both greater credit selectivity and an improved pricing environment during the period.

▪

Loans and other investments outstanding, excluding assets managed for third parties, decreased by $96 million, or 2.5% from the prior quarter due primarily to the sale of the Company’s asset-based lending business, which had loans totaling $342 million in the prior period.  Excluding the impact of the sale, loans and other investments outstanding increased by $246 million, or 7.1%, from the prior quarter despite slower new investment activity as runoff abated.  Net loan growth in the first quarter was driven by lending activity generated through our Leveraged Finance group and the purchase of a $139 million portfolio that was previously managed through a total return swap which matured at the end of the quarter.  Compared to the first quarter of 2015, loans and investments increased $924 million, or 32.9% due to a combination of acquisition activity and organic growth, which was partly offset by the sale of NSBC.

▪	The Leveraged Finance loan portfolio increased by $266 million during the first quarter to $3.5 billion, while loans and leases in our Equipment Finance portfolio increased slightly to $176 million.
▪	New equipment loan and lease volume was $13 million in the first quarter, up slightly from $12 million last quarter and down from $21 million in the first quarter of 2015.
▪

Assets held in managed funds decreased by $144 million to approximately $3 billion as of March 31, 2016 due to the termination of a total return swap program that referenced a $163 million loan portfolio and amortization of certain managed CLOs.  The decrease was partly offset by the formation of the Arch Street fund, which added assets totaling $89.2 million.

▪

The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. Exposure to energy sectors was 2.5%, up slightly from the prior quarter.  As of March 31, 2016, no outstanding borrowings by a single obligor represented more than 1.2% of total loans outstanding, and the ten largest obligors comprised approximately 9.9% of the loan portfolio.

Net Interest Income / Margin

▪

Net interest income decreased by $1.9 million, or 7.6%, to $22.5 million in the first quarter compared to $24.4 million in the prior quarter as a $3.2 million increase in interest expense exceeded a $1.4 million increase in interest income.  The increase in interest income was due primarily to a 3.7% increase in average interest earning assets for the first quarter.  The increase in interest expense reflected higher average debt balances in the first quarter and an increase in the cost of funds due partly to the issuance of senior notes totaling $80 million in November 2015 and $25 million of subordinated notes in the first quarter.

▪

The portfolio yield decreased to 6.28% in the first quarter of 2016 compared to 6.33% in the prior quarter and 6.00% in the first quarter of 2015.  The decrease reflected lower amortization of deferred loans fees due to a decrease in runoff, which was partly offset by a continued positive trend in yields on new investments.

▪

Funding costs increased to 4.56% in the first quarter compared to 4.32% in the prior quarter, and 4.11% in the comparable period in the prior year.  The change from the prior period was due primarily to the issuance of higher cost senior notes totaling $80 million in November 2015 and $25 million of subordinated notes in the first quarter. The increase in funding costs from the comparable period in the prior year also reflected the issuance of senior notes totaling $300 million in April 2015.

▪	As a result, net interest margin narrowed to 2.21% for the first quarter of 2016 compared to 2.45% for the prior quarter and 2.51% in the first quarter of 2015.

Non-Interest Income

▪

Non-interest income increased by $15.8 million to $19.2 million for the first quarter of 2016 compared to $3.3 million in the prior quarter and $4.1 million in the same period last year.  The increase reflected a $22.5 million gain on the sale of NSBC, which was partly offset by the recognition of unrealized losses totaling $3.7 million on loans-held-for sale and $6.1 million of realized losses on a portfolio of loans referenced by a total return swap that matured during the quarter.

▪

Other non-interest income in the first quarter of 2016 was centered in asset management income of $3.4 million, $0.5 million of placement and amendment fees, $0.2 million of unused fees on revolving credit commitments, $0.4 million of business credit fees and $0.6 million of gain on equity instruments held by the Company as a result of a loan that had been previously restructured.

Credit Performance

▪

Provision expense was $17.7 million in the first quarter, an increase of $14.0 million compared to the prior quarter. This was higher than expected due primarily to a credit event that developed rapidly and resulted in a $5 million charge-off.  The addition of specific reserves to several legacy loans in connection with restructuring strategies and related activity also contributed to the increase.  Despite the elevated level of credit costs in the first quarter, however, we do not believe it represents a signal of broader credit deterioration.  Each situation reflected a unique set of facts and circumstances that drove the timing and amount of losses recognized in the quarter.

▪	Total net specific provision expense increased by approximately $14.2 million in the first quarter of 2016 to $16.6 million compared to $2.4 million in the prior quarter.
▪

Charge-offs were $7.3 million in the first quarter of 2016, reflecting the credit event mentioned previously and the final charge-off of a legacy loan totaling $1.1 million against a previously established specific reserve.  It also included a $1.3 million charge-off on commercial real estate loans that were reclassified as loans held-for-sale.

▪

The allowance for credit losses was $67.3 million, or 2.19% of consolidated loans and approximately 59% of NPLs, at March 31, 2016, compared to $58.7 million, or 1.81% of loans and approximately 53% of NPLs, at December 31, 2015.

▪

Non-performing assets increased slightly to $114.7 million, or 3.63% of loans held for investment and repossessed equipment at March 31, 2016 compared to $111.5 million or 3.44% of loans held for investment and repossessed equipment at the end of the prior period.

▪	Three loans totaling $10.2 million were placed on non-accrual status in the first quarter.

Expenses

▪	Operating expenses were consistent with the prior quarter at $17.1 million, but included $2.5 million of transaction costs related to the sale of a subsidiary.
▪	As a result, expenses as a percentage of average assets remained consistent at 1.68% of average assets in the first quarter consistent with the prior quarter.
▪	Adjusted operating expenses, excluding non-cash equity compensation, were $16.1 million in the first quarter, consistent with the fourth quarter.
▪

The Company had 95 full-time employees at March 31, 2016 compared to 122 full-time employees at December 31, 2015.  The reduction in staffing levels reflects the sale of NSBC which had a staff of 26 full-time employees.

Income Taxes

▪

Deferred income taxes remained consistent with the prior period at $33.7 million as of March 31, 2016 as an increase in deferred income taxes related to our allowance for credit losses was offset by decreases from the exercise of stock options, equipment leasing activity and realization of proceeds from equity positions.

▪

Approximately $33 million and $11 million of the net deferred tax asset as of March 31, 2016 were related to our allowance for credit losses and incentive compensation, respectively, which was partially offset by $13 million of deferred tax liabilities related to the lease portfolio.

Funding and Capital

•

Total cash and equivalents as of March 31, 2016 were $306 million, of which $150.7 million was unrestricted. Unrestricted cash increased from approximately $35.9 million at December 31, 2015 due primarily to receipt of cash proceeds from the sale of the asset-based lending subsidiary. Restricted cash increased by approximately $1.4 million at March 31, 2016 from approximately $154.0 million as of December 31, 2015.
•

Advances under credit facilities decreased by approximately $294 million during the first quarter due to the repayment of credit facilities used by NSBC and the repayment of advances under warehouse facilities in connection with the issuance of a new loan securitization.  The decrease in warehouse debt was partly offset by $65 million of advances under a new $375 million warehouse credit facility which will be used to partially finance credit investments by a new fund managed by NewStar Capital.

•

Term debt securitizations increased from the prior quarter by approximately $223 million to $2.0 billion at March 31, 2016.  The increase was due to issuance of the 2016-1 CLO, the Company’s thirteenth loan securitization.

•	$25 million of additional long-term subordinated notes were issued in the quarter under an existing commitment from funds managed by GSO Capital and Franklin Square. The commitment is fully drawn.
•

Total debt decreased by approximately $45 million to $3.3 billion at March 31, 2016, which led to a slight decrease in leverage to 5.0x from 5.1x at December 31, 2015. (Debt balances are now reported net of capitalized financing costs – prior periods have been adjusted.)

Equity

▪

Book value per share decreased $0.33 to $13.84 at the end of the first quarter of 2016, down from $14.17 at the end of the prior quarter due primarily to an increase of 1.1 million basic shares resulting primarily from the exercise of stock options and other comprehensive income for the quarter, which reflected approximately $2.8 million of unrealized losses on securities.  Option exercises were elevated in both the fourth quarter of 2015 and first quarter of 2016 as holders exercised options that were expiring in March 2016.

▪

Average diluted shares outstanding were 46.4 million shares for the quarter, down from 47.0 million for the prior quarter, and total outstanding shares at March 31, 2016 were 47.6 million compared to 46.5 million at December 31, 2015.

▪

Pre-tax returns on average equity decreased slightly to 4.2% in the first quarter, from 4.3% in the prior quarter.  On an after-tax basis, returns on average equity were consistent at 2.5% in the first quarter and the prior quarter.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call.  International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through May 12, 2016 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 62163542. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with more than $6.6 billion of assets managed across two complementary business lines – middle market direct lending and asset management.  The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options to fund working capital, growth strategies, acquisition and recapitalization, as well as equipment purchases. Credit investments are originated directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on both middle market loans and liquid, tradeable credit. The Company manages approximately $0.9 billion of assets in a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Chicago IL, Darien, CT, and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

For additional information contact:

Robert K. Brown
500 Boylston St., Suite 1250
Boston, MA 02116
P. 617.848.2558
F. 617.848.4390
rbrown@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance, and our expectations regarding our ability to support continued future asset growth.  All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, market conditions, financing plans and business. As such, they are subject to material risks and uncertainties, including our ability to leverage new and future assets to support growth, the continued success of our strategic relationships; the general state of the economy; our ability to compete effectively in a highly competitive industry; our ability to integrate acquired businesses; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2015 Annual Report on Form 10-K, and as supplemented by any Risk Factors contained in our Quarterly Reports on Form 10‑Q.  NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 with the SEC on or before May 10, 2016 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to Adjusted operating expenses refer to operating expenses, excluding compensation expense related to restricted stock grants and option grants that are required to be included under GAAP.  NewStar management uses Adjusted operating expenses to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition.  Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period over period results. Reconciliations of these non-GAAP financial measures to their respective most directly comparable GAAP measures are included on page 11 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,	March 31,
($ in thousands)	2016	2015	2015
Assets:

Cash and cash equivalents	$150,657	$35,933	$28,666
Restricted cash	155,346	153,992	214,853
Cash collateral on deposit with custodian	19,442	61,081	49,082
Investments in debt securities, available-for-sale	89,687	94,177	79,891
Loans held-for-sale, net	468,443	478,785	149,609
Loans and leases, net	3,029,315	3,134,072	2,496,564
Interest receivable	13,269	13,932	8,394
Property and equipment, net	405	638	613
Deferred income taxes, net	33,653	33,133	30,376
Income tax receivable	6,398	5,342	103
Goodwill	17,884	17,884	-
Identified intangible asset, net	822	910	-
Other assets	22,623	21,504	32,712
Total assets (1)	$4,007,944	$4,051,383	$3,090,863

Liabilities:

Credit facilities, net (1)	$538,512	$832,686	$365,074
Term debt securitizations, net (1)	2,044,931	1,821,519	1,558,522
Senior notes, net (1)	372,560	372,153	-
Subordinated notes, net (1)	235,855	209,509	130,643
Repurchase agreements, net (1)	94,785	96,224	78,942
Corporate debt, net (1)	-	-	234,438
Accrued interest payable	30,333	18,073	10,656
Other liabilities	31,552	41,741	56,300
Total liabilities	3,348,528	3,391,905	2,434,575
Total stockholders' equity	659,416	659,478	656,288
Total liabilities and stockholders’ equity	$4,007,944	$4,051,383	$3,090,863

(1) Prior year has been adjusted to reflect the adoption of ASU 2015-03.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except per share amounts)	2016	2015	2015
Net interest income:
Interest income	$61,952	$60,591	$39,749
Interest expense	39,433	36,222	22,334
Net interest income	22,519	24,369	17,415
Provision for credit losses	17,713	3,667	6,978
Net interest income after provision for credit losses	4,806	20,702	10,437

Non-interest income (loss):
Asset management income	3,441	3,707	920
Fee income	1,193	2,999	1,158
Loss on derivatives	(7)	(5)	(9)
Gain (loss) on sale of loans, net	(107)	154	(15)
Other miscellaneous income	1,850	3,144	869
(Loss) gain on total return swap	(6,062)	(4,121)	1,203
Unrealized loss on loans held-for-sale	(3,667)	(2,568)	-
Gain on sale of Business Credit	22,511	-	-
Total non-interest income	19,152	3,310	4,126
Operating expenses:
Compensation and benefits	10,638	11,905	6,733
General and administrative expenses	6,430	4,967	3,499
Total operating expenses	17,068	16,872	10,232
Income from operations before income taxes	6,890	7,140	4,331
Income tax expense	2,881	2,931	1,792
Net income	$4,009	$4,209	$2,539

Earnings per share:
Basic EPS	$0.09	$0.09	$0.05
Diluted EPS	$0.09	$0.09	$0.05

Weighted average shares outstanding:
Basic	46,447,008	45,601,534	46,769,864
Diluted	46,447,008	46,954,059	49,406,234

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	March 31,	December	March 31,
($ in thousands)	2016	2015	2015
Performance Ratios:
Return on average assets	0.40%	0.42%	0.36%
Return on average equity	2.46	2.52	1.57
Pre-tax return on average equity (ROAE)	4.23	4.28	2.67
Net interest margin, before provision	2.21	2.45	2.51
Operating expenses as a percentage of average AUM	1.00	1.06	1.18
Operating expenses as a percentage of average total assets	1.68	1.68	1.44
Efficiency ratio	40.96	60.96	47.50
Portfolio yield	6.28	6.33	6.00

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more
past due (at period end)	0.60%	0.84%	1.68%
Delinquent loan rate for accruing loans 60 days
or more past due (at period end)	—	0.26	—
Non-accrual loan rate (at period end)	3.62	3.43	3.90
Non-performing asset rate (at period end)	3.63	3.44	4.01
Annualized net charge off rate (end of period loans)	0.93	(0.07)	—
Annualized net charge off rate (average period loans)	0.76	(0.06)	—
Allowance for credit losses ratio (at period end)	2.19	1.81	1.97

Capital and Leverage Ratios:
Equity to assets	16.45%	16.12%	21.03%
Debt to equity (1)	4.98	5.05	3.61
Book value per share	$13.84	$14.17	$14.26

Average Balances:
Loans and other debt products, gross	$3,963,680	$3,792,173	$2,683,211
Interest earning assets	4,099,105	3,951,302	2,817,452
Total assets	4,079,168	3,986,034	2,887,434
Interest bearing liabilities	3,475,454	3,327,106	2,205,096
Equity	655,422	661,339	657,090
Assets under management	6,883,009	6,340,199	3,520,963

Allowance for credit loss activity:
Balance as of beginning of period	$58,726	$54,481	$43,693
General provision for credit losses	1,070	1,244	3,997
Specific provision for credit losses	16,642	2,422	2,981
Net (charge offs) recoveries	(7,327)	579	68
Reversal due to sale of Business Credit	(1,819)	-	-
Balance as of end of period	$67,292	$58,726	$50,739

(1) Prior year has been adjusted to reflect the adoption of ASU 2015-03.

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2016	2015	2015
Supplemental Data (at period end):
Investments in debt securities	$96,288	$100,943	$87,514
Loans held-for-sale	475,383	485,874	150,987
Loans held-for-investment	3,162,571	3,243,580	2,572,202
Loans and investments in debt securities	3,734,242	3,830,397	2,810,703
Deferred fees, net	(79,929)	(65,104)	(32,407)
Allowance for loan losses - general	(29,533)	(31,506)	(26,230)
Allowance for loan losses - specific	(37,335)	(26,753)	(23,706)
Total loans and investments in debt securities, net	$3,587,445	$3,707,034	$2,728,360

Unused lines of credit	280,283	601,805	330,041
Standby letters of credit	8,745	8,696	7,974
Total unfunded commitments	$289,028	$610,501	$338,015

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2016	2015	2015
Performance Ratios:
Adjusted operating expenses as a percentage of average total assets	1.59%	1.60%	1.33%

Consolidated Statement of Operations Adjustments (1):
Operating expenses	$17,068	$16,872	$10,232
Less: non-cash equity compensation expense (2)	951	823	730
Adjusted operating expenses	$16,117	$16,049	$9,502

Average Balances:
Equity	$655,422	$661,339	$657,090
Adjusted equity	$655,422	$661,339	$657,090

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Risk-adjusted revenue
Net interest income after provision for credit losses	$4,806	$20,702	$10,437
Non-interest income	19,152	3,310	4,126
Risk-adjusted revenue	$23,958	$24,012	$14,563

(1)	Adjustments are pre-tax, unless otherwise noted.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

	March 31,		December 31,		March 31,
($ in thousands)	2016		2015		2015

Portfolio Data: (Balance Sheet AUM)
Senior secured cash flow	$3,247,965	87.0%	$3,008,829	78.6%	$2,177,755	78.3%
Senior secured asset-based	207,304	5.6	534,979	14.0	415,093	13.9
First mortgage	78,999	2.1	100,732	2.6	109,622	3.9
Other	199,974	5.4	185,857	4.8	108,037	3.9
Total	$3,734,242	100.00%	$3,830,397	100.0%	$2,810,507	100.0%

Leveraged Finance	$3,479,737	93.2%	$3,214,131	83.9%	$2,322,310	82.6%
Business Credit	-	-	342,281	9.0	264,910	9.4
Real Estate	78,999	2.1	100,732	2.6	109,622	3.9
Equipment Finance	175,506	4.7	173,253	4.5	113,665	4.1
Total	$3,734,242	100.0%	$3,830,397	100.0%	$2,810,507	100.0%

Managed Portfolio (AUM)
Commercial Lending
Loans held-for-investment	3,073,327	46.8%	3,243,580	46.7%	2,572,202	68.1%
Loans held-for-sale	475,383	6.7	485,874	7.0	150,987	4.0
Total Commercial Lending	3,548,710	53.5	3,729,454	53.7	2,723,189	72.1

Asset Management
Middle Market Direct Lending
Investments in debt securities	$96,288	1.5%	$100,943	1.4%	$87,514	2.3%
Arlington Program (2)	401,901	6.1	401,794	5.8	399,590	10.6
Clarendon Fund (2)	401,366	6.1	397,852	5.7	387,420	10.3
Credit Opportunities Fund (2)	15,360	0.2	24,926	0.4	35,444	0.9
Sub-total Middle Market Direct Lending	914,915	13.9%	925,515	13.3%	909,968	24.1%
Liquid/Tradeable Credit
Arch Street (2)	89,244	1.4	-	-	-	-
Avery Street (2)	108,697	1.6	123,765	1.8	-	-
Emerson Place (2)	156,147	2.4	163,575	2.3	-	-
Hull Street (2)	500,717	7.6	499,428	7.2	-	-
Lime Street (2)	250,904	3.8	251,628	3.6	-	-
Longfellow Place (2)	502,182	7.6	502,038	7.2	-	-
Staniford Street (2)	400,803	6.1	400,074	5.8	-	-
TRS Fund (1,3)	-	-	163,399	2.4	141,586	3.8
Other (1)	147,590	2.2	190,590	2.7		-
Sub-total Liquid/Tradeable Credit	2,156,284	32.6%	2,294,497	33.0%	141,586	3.8%
Total Managed Assets	$6,619,909	100.0%	$6,949,466	100.0%	$3,774,743	100.0%

(1)

Managed assets owned by NewStar Financial Inc. include investments in debt securities, loans held-for-sale (LHFS) and loans held-for-investment, as well as loans referenced by a total return swap managed in the TRS Fund. Cash and other consolidated assets of NewStar Financial Inc. are excluded.

(2)	Managed assets include loans, cash and other investments held by funds and managed by NewStar Financial and its affiliates.
(3)	TRS Fund was structured as a total return swap that references a portfolio of broadly syndicated loans. NewStar earns net interest income and retains the risk of the reference assets.